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                                                                     Exhibit 3.1

                              AMENDED AND RESTATED

                          CERTIFICATE OF INCORPORATION

                                       OF

                           SPECTRA SYSTEMS CORPORATION

                        Under Sections 242 and 245 of the

                        Delaware General Corporation Law


     The undersigned, Spectra Systems Corporation, a corporation organized and existing under the laws of the State of Delaware (the "Corporation"), hereby certifies that:

               1.  The name of the Corporation is Spectra Systems Corporation.

               2. The Certificate of Incorporation of the Corporation was filed with the Secretary of the State of Delaware on July 3, 1996 under the name of Spectra Acquisition Corporation. The Certificate of Incorporation has been amended prior to the date hereof, including inter alia by Certificate of Amendment filed with said Secretary on August 27, 1996 changing its name to Spectra Science Corporation and by Certificate of Amendment filed with said Secretary on July 12, 2001 changing its name to Spectra Systems Corporation.

               3. This Amended and Restated Certificate of Incorporation was duly adopted by the Corporation's stockholders and its Board of Directors in accordance with Section 245 of the General Corporation Law of the State of Delaware (the "Delaware General Corporation Law").

               4. The amendments to Articles SECOND, FOURTH, SEVENTH AND NINTH of the Corporation's Certificate of Incorporation, as amended through the date hereof, were duly adopted by the Corporation's stockholders in accordance with Section 242 of the Delaware General Corporation Law.

               5. The text of the Certificate of Incorporation, as amended, of the Corporation is further amended as set forth herein and is restated to integrate all amendments, corrections and supplements heretofore adopted and shall be and read as follows:

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                AMENDED AND RESTATED CERTIFICATE OF INCORPORATION

                                       OF

                           SPECTRA SYSTEMS CORPORATION

                                   * * * * * *

     FIRST: The name of the corporation (hereinafter called the "Corporation") is Spectra Systems Corporation.

     SECOND: The address, including street, number, city and county, of the registered office of the Corporation in the State of Delaware is 2711 Centerville Road, Suite 400, Wilmington, Delaware 19808, in the County of New Castle, and the name of the registered agent of the Corporation in the State of Delaware at such address is Corporation Service Company.

     THIRD: The purpose of the Corporation is to engage in any lawful act or activity for which corporations may be organized under the General Corporation Law of the State of Delaware.

     FOURTH: The total number of shares of all classes of stock which the Corporation shall have the authority to issue is 42,007,178 shares consisting of 30,000,000 shares of Common Stock, $.01 par value per share (the "Common Stock"), 10,007,178 shares of Preferred Stock, $.01 par value per share (the "Preferred Stock"), and 2,000,000 shares of undesignated Preferred Stock, $.01 par value per share (the "Undesignated Preferred Stock").

     A.   COMMON STOCK:

          1. Voting Rights. The holders of shares of Common Stock shall be entitled to one vote for each share so held with respect to all matters voted on by the shareholders of the Corporation, subject in all cases to Paragraph B(5) of this Article Fourth.

          2. Liquidation Rights. Subject to the prior and superior right of the Preferred Stock, upon any voluntary or involuntary liquidation, dissolution or winding up of the affairs of the Corporation, after payment shall have been made to the holders of the Preferred Stock of the full amount to which they are entitled, the holders of Common Stock shall be entitled to receive that portion of the remaining funds to be distributed. Such funds shall be paid to the holders of Common Stock on the basis of the number of shares of Common Stock held by each of them.

          3. Dividends. Dividends may be paid on the Common Stock as and when declared by the Board of Directors; provided, however, that no cash dividends may be declared or paid on the Common Stock unless dividends shall first have been declared and paid with respect to the Preferred Stock, as provided in Paragraph B(3) of this Article Fourth.

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     B.   SERIES A, SERIES B, SERIES C AND SERIES D CONVERTIBLE PREFERRED STOCK:

          1. Designation. Four Million One Hundred Sixty-Seven Thousand (4,167,000) shares of the Preferred Stock of the Corporation are hereby designated as "Series A Convertible Preferred Stock" and are hereinafter referred to as "Series A Preferred"; One Million Seven Hundred Thousand (1,700,000) shares of the Preferred Stock of the Corporation are hereby designated as "Series B Convertible Preferred Stock" and are hereinafter referred to as "Series B Preferred"; One Million Seven Hundred Seventy-Seven Thousand Seven Hundred Seventy-Eight (1,777,778) shares of the Preferred Stock of the Corporation are hereby designated as "Series C Convertible Preferred Stock" and are hereinafter referred to as "Series C Preferred"; and Two Million Three Hundred Sixty Two Thousand, Four Hundred (2,362,400) shares of the Preferred Stock of the Corporation are hereby designated as "Series D Convertible Preferred Stock" and are hereinafter referred to as "Series D Preferred." As used herein, the term "Preferred Stock" used without reference to Series A Preferred, Series B Preferred, Series C Preferred, or Series D Preferred, means the Series A Preferred, the Series B Preferred, the Series C Preferred, the Series D Preferred, and any other series of Preferred Stock that may be established from time to time by the Board of Directors in accordance herewith, share for share alike and without distinction as to series, except as otherwise expressly provided or as the context otherwise requires.

          2. Voting. Except as may be otherwise provided herein or by law, the Preferred Stock shall vote with the Common Stock as a single class on all actions to be taken by the stockholders of the Corporation. Each share of Preferred Stock shall entitle the holder thereof to such number of votes per share on each such action as shall equal the number of whole shares of Common Stock into which each such share of Preferred Stock is convertible.

          3. Dividends. During any fiscal year of the Corporation, no dividends (other than dividends or distributions payable solely in shares of Common Stock of the Corporation) shall be paid or declared, and no other distribution shall be made, on or with respect to the Common Stock of the Corporation unless and until dividends with respect to the Preferred Stock shall have been paid, or declared and set aside for payment, during such fiscal year in an amount which the holders of Preferred Stock would have received if they had converted their Preferred Stock into Common Stock immediately prior to the record date for such dividend or distribution. During any fiscal year of the Corporation, no dividends (other than dividends or distributions payable solely in shares of Common Stock of the Corporation) shall be paid or declared and no other distribution shall be made, on or with respect to either the Series A Preferred, the Series B Preferred, the Series C Preferred, or the Series D Preferred unless and until equal dividends (determined with respect to the Preferred Stock on the basis of the number of shares of Common Stock into which a share of such series of Preferred Stock then is convertible) with respect to the other series of Preferred Stock and the Common Stock shall have been paid, or declared and set aside for payment.

          4. Liquidation. Upon any liquidation, dissolution or winding up of the Corporation, whether voluntary or involuntary, liquidation of the assets of the Corporation shall be accomplished as follows:

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               4(A).  Before any distribution or payment is made upon any other capital stock of the Corporation, holders of the Series C Preferred and the Series D Preferred shall first be entitled to receive $2.25 per share, in the case of the Series C Preferred, and $5.00 per share, in the case of the Series D Preferred, from the assets of the Corporation, which amounts shall be subject to equitable adjustment whenever there shall occur a stock dividend, stock split, combination, reorganization, recapitalization, reclassification, or other similar event affecting the Series C Preferred and the Series D Preferred. The amount to be received by holders of Series C Preferred as aforesaid is referred to herein as the "Series C Liquidation Preference Payment" and the amount to be received by holders of Series D Preferred as aforesaid is referred to herein as the "Series D Liquidation Preference Payment". After payment of all preferential amounts to be paid to the holders of Series C Preferred and Series D Preferred, the holders of the Series B Preferred shall be entitled to receive $1.50 from the assets of the Corporation for each share of Series B Preferred, which amount shall be subject to equitable adjustment whenever there shall occur a stock dividend, stock split, combination, reorganization, recapitalization, reclassification or other similar event affecting the Series B Preferred. The amount to be received by holders of Series B Preferred as aforesaid is referred to herein as the "Series B Liquidation Preference Payment". After payment of all preferential amounts to be paid to the holders of Series B Preferred, the holders of the Series A Preferred shall be entitled to receive $1.00 from the assets of the Corporation for each share of Series A Preferred, which amount shall be subject to equitable adjustment whenever there shall occur a stock dividend, stock split, combination, reorganization, recapitalization, reclassification or other similar event affecting the Series A Preferred. The amount to be received by holders of Series A Preferred as aforesaid is referred to herein as the "Series A Liquidation Preference Payment".

               4(B). Upon any such liquidation, dissolution or winding up of the Corporation, if the assets of the Corporation available for distribution to its stockholders shall be insufficient to permit the payment in full of the Series C Liquidation Preference Payment and the Series D Liquidation Preference Payment, then the assets available for distribution shall be distributed among the holders of the Series C Preferred and the Series D Preferred ratably in proportion to the full amount to which they would otherwise be entitled. If the assets of the Corporation available for distribution to its stockholders in any such event exceed the amount of the Series C Liquidation Preference Payment and the Series D Liquidation Preference Payment, the assets remaining after payment of such amount shall be paid ratably to the holders of the Series B Preferred until they have received full payment of the Series B Liquidation Preference Payment, and any assets remaining thereafter shall be paid ratably to the holders of the Series A Preferred until they have received full payment of the Series A Liquidation Preference Payment. Any assets of the Corporation available for distribution after payment in full of the Series A Liquidation Preference Payment, the Series B Liquidation Preference Payment, the Series C Liquidation Preference Payment and the Series D Liquidation Preference Payment, shall be paid to the holders of Common Stock in proportion to the number of shares of Common Stock held by each such holder.

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               4(C). Written notice of such liquidation, dissolution or winding up, stating a payment date and the place where said payments shall be made, shall be given by mail, postage prepaid, or by telex or telefax to non-United States residents, not less than 30 days prior to the payment date stated therein to the holders of record of Preferred Stock, such notice to be addressed to each such holder at its address as shown by the records of the Corporation. By the affirmative vote of at least 51% of the Preferred Stock then outstanding, voting as a single class, a consolidation or merger of the Corporation into or with any other entity which results in the holders of the capital stock of the Corporation immediately prior to such consolidation or merger holding less than 50% of the voting stock of the surviving entity, and the sale or transfer by the Corporation of all or substantially all its assets, shall each be deemed to be a liquidation, dissolution or winding up of the Corporation within the meaning of the provisions of this Paragraph 4.

               5. Restrictions. The Corporation will not alter the powers, preferences or rights of any series of Preferred Stock so as to affect them adversely without the approval of the holders of at least 51% of the then outstanding shares of that series, voting as a separate class, either in writing or by ballot at a duly called meeting. At any time when shares of Preferred Stock are outstanding, and in addition to any other vote required by law, the Corporation will not, without the approval of the holders of at least 51% of the then outstanding shares of Preferred Stock, voting as a single class, either in writing or by ballot at a duly called meeting:

               5(A). Authorize or create a series or class of stock, or any other security having equity features, senior to or on a parity with the Preferred Stock as to dividends or in liquidation;

               5(B). Increase the authorized number of shares of the Preferred Stock;

               5(C). Declare or pay any dividend or distribution on any capital stock;

               5(D). Take any action which would result in the merger or consolidation of the Corporation with or into any other entity, or the sale, lease or other disposition of all or substantially all of the property and assets of the Corporation; and

               5(E). Amend, alter or repeal any of the foregoing provisions of this Paragraph 5.

               6. Conversions. The holders of shares of Preferred Stock shall have the following conversion rights:

               6(A). Right to Convert. Subject to the terms and conditions of this Paragraph 6, the holder of any share or shares of Preferred Stock shall have the right, at its option at any time (except that upon any liquidation of the Corporation the right of conversion shall terminate at the close of business on the business day fixed for payment of the amount distributable on the Preferred Stock), to convert any such shares into such number of fully paid and nonassessable shares of Common Stock as is determined by dividing the Conversion Value (as hereinafter defined) by the Conversion Price (as hereinafter defined) in effect at the time of conversion. The Conversion Value shall equal at any time the sum of

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     (a) the product obtained by multiplying the number of shares of Preferred
     Stock to be converted by (i) $5.00, with respect to the Series D Preferred,
     (ii) $2.25, with respect to the Series C Preferred, (iii) $1.50, with respect to the Series B Preferred, and (iv) $1.00 with respect to the Series A Preferred, (with all such dollar amounts to be adjusted appropriately in the event of any stock dividend, stock split, combination or similar event affecting the Preferred Stock), and (b) the amount of all accrued but unpaid dividends on the shares of Preferred Stock, if any, surrendered for conversion to the date upon which the conversion is deemed to be effective. The initial Conversion Price shall be $5.00 per share of Series D Preferred, $2.25 per share of Series C Preferred, $1.50 per share of Series B Preferred, and $1.00 per share of Series A Preferred, subject to adjustment as hereinafter provided. The rights of conversion referenced above shall be exercised by the holder thereof giving written notice that the holder elects to convert a stated number of shares of Preferred Stock into Common Stock and by surrender of a certificate or certificates for the shares so to be converted to the Corporation at its principal office (or such other office or agency of the Corporation as the Corporation may designate by notice in writing to the holders of the Preferred Stock) at any time during its usual business hours, together with a statement of the name or names (with address and taxpayer identification number) in which the certificate or certificates for shares of Common Stock shall be issued.

               6(B). Issuance of Certificates; Time Conversion Effected. Promptly after the receipt of the written notice referred to in Subparagraph 6(A) and surrender of the certificate or certificates for the share or shares of Preferred Stock to be converted, the Corporation shall issue and deliver to the holder a certificate or certificates, registered in such name or names as such holder may direct, for the number of whole shares of Common Stock issuable upon the conversion of such share or shares of Preferred Stock. To the extent permitted by law, such conversion shall be deemed to have been effected and the Conversion Price shall be determined, as of the close of business on the date on which such written notice shall have been received by the Corporation and the certificate or certificates for such share or shares shall have been surrendered as aforesaid, and at such time the rights of the holder of such share or shares of Preferred Stock shall cease, and the person or persons in whose name or names any certificate or certificates for shares of Common Stock shall be issuable upon such conversion shall be deemed to have become the holder or holders of record of the shares represented thereby.

               6(C). Fractional Shares; Dividends; Partial Conversion. No fractional shares shall be issued upon conversion of Preferred Stock into Common Stock. If any fractional share of Common Stock would, except for the provisions of the foregoing sentence, be delivered upon such conversion, the Corporation, in lieu of delivering such fractional share, shall pay to the holder surrendering the Preferred Stock for conversion an amount in cash equal to the greater of (a) the current market price of such fractional share as determined in good faith by the Board of Directors of the Corporation and (b) the pro rata amount of the Conversion Price of such fractional share. No payment or adjustment shall be made upon any conversion on account of any cash dividends

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               on the Common Stock issued upon such conversion, the record date for which dividends is prior to the date such conversion is deemed to be effective as provided in Subparagraph 6(B). In case the number of shares of Preferred Stock represented by the certificate or certificates surrendered pursuant to Subparagraph 6(A) exceeds the number of shares converted, the Corporation shall, upon such conversion, execute and deliver to the holder, at the expense of the Corporation, a new certificate or certificates for the number of shares of Preferred Stock represented by the certificate or certificates surrendered which are not to be converted.

                    6(D). Adjustment of Conversion Price Upon Issuance of Common
               Stock. Except as provided in Subparagraph 6(E), if and whenever the Corporation shall issue or sell or is, in accordance with Subparagraphs 6(D)(1) through 6(D)(6), deemed to have issued or sold any shares of Common Stock for a consideration per share less than the Conversion Price for either or all of the Series A, the Series B, the Series C Preferred, or the Series D Preferred, in effect immediately prior to the time of such issuance or sale, then, forthwith upon such issuance or sale, the Conversion Price applicable to the series of Preferred Stock subject to this adjustment shall be reduced to an amount equal to the quotient obtained by dividing:

                          (i) an amount equal to the sum of (x) the number of shares of all Common Stock issued and outstanding or deemed in accordance with Subparagraph 6(D)(1) through 6(D)(6) hereof to be issued and outstanding immediately prior to such issuance or sale (with each share of Preferred Stock being deemed for such purpose to be equal to the number of shares of Common Stock, including fractions of a share, into which such share is convertible immediately prior to such issuance or sale) multiplied by the Conversion Price for the series of Preferred Stock subject to this adjustment in effect immediately prior to the time of such issuance or sale, plus (y) the aggregate consideration received by the Corporation for such issuance or sale, by

                          (ii) the total number of shares of Common Stock issued
                    and outstanding or deemed in accordance with Subparagraph 6(D)(1) through 6(D)(6) hereof to be issued and outstanding immediately after such issuance or sale (with each share of Preferred Stock being deemed for such purpose to be equal to the number of shares of Common Stock, including fractions of a share, into which such share is convertible immediately prior to such issuance or sale).

                    If the Conversion Price of more than one series of Preferred
               Stock is being adjusted at the same time pursuant to the foregoing, the adjustment for each series shall be undertaken without giving effect to the adjustment made with respect to the other series.

                    For purposes of this Subparagraph 6(D), the following
               Subparagraphs 6(D)(1) to 6(D)(6) shall also be applicable:

                          6(D)(1).   Issuance of Rights or Options. In case at
                    any time the Corporation shall in any manner grant (whether directly or by

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          assumption in a merger or otherwise) any warrants or other rights to subscribe for or to purchase, or any options for the purchase of, Common Stock or any stock or security convertible into or exchangeable for Common Stock (such warrants, rights or options being called "Options" and such convertible or exchangeable stock or securities being called "Convertible Securities") whether or not such Options or the right to convert or exchange any such Convertible Securities are immediately exercisable, and the price per share for which Common Stock is issuable upon the exercise of such Options or upon the conversion or exchange of such Convertible Securities (determined by dividing (i) the total amount, if any, received or receivable by the Corporation as consideration for the granting of such Options, plus the minimum aggregate amount of additional consideration payable to the Corporation upon the exercise of all such Options, plus, in the case of such Options which relate to Convertible Securities, the minimum aggregate amount of additional consideration, if any, payable upon the issuance or sale of such Convertible Securities and upon the conversion or exchange thereof, by (ii) the total maximum number of shares of Common Stock issuable upon the exercise of such Options or upon the conversion or exchange of all such Convertible Securities issuable upon the exercise of such Options) shall be less than the Conversion Price in effect and applicable to a series of Preferred Stock immediately prior to the time of the granting of such Options, then the shares of Common Stock issuable upon the exercise of such Options or upon conversion or exchange of such Convertible Securities issuable upon the exercise of such Options shall be deemed to have been issued for such price per share as of the date of granting of such Options or the issuance of such Convertible Securities and thereafter shall be deemed to be outstanding. Except as otherwise provided in Subparagraph 6(D)(3), no adjustment of the Conversion Price for any such series of Preferred Stock shall be made thereafter upon the actual issuance of such Common Stock or of such Convertible Securities upon exercise of such Options or upon the actual issuance of such Common Stock upon conversion or exchange of such Convertible Securities.

                 6(D)(2). Issuance of Convertible Securities. In case the Corporation shall in any manner issue (whether directly or by assumption in a merger or otherwise) or sell any Convertible Securities, whether or not the rights to exchange or convert any such Convertible Securities are immediately exercisable, and the price per share for which Common Stock is issuable upon such conversion or exchange (determined by dividing (i) the total amount received or receivable by the Corporation as consideration for the issuance or sale of such Convertible Securities, plus the minimum aggregate amount of additional consideration, if any, payable to the Corporation upon the conversion or exchange thereof, by (ii) the total maximum number of shares of Common Stock issuable upon the conversion or exchange of all such Convertible Securities) shall be less than the Conversion Price in effect and applicable to a series of Preferred Stock immediately prior to the time of such issuance or sale,

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          then the shares of Common Stock issuable upon conversion or exchange of such Convertible Securities shall be deemed to have been issued for such price per share as of the date of the issuance or sale of such Convertible Securities and thereafter shall be deemed to be outstanding. Except as otherwise provided in Subparagraph 6(D)(3), no further adjustment of the Conversion Price for any such series of Preferred Stock shall be made thereafter upon the actual issuance of such Common Stock upon conversion or exchange of such Convertible Securities. If any such issuance or sale of such Convertible Securities is made upon exercise of any options to purchase any such Convertible Securities for which adjustments of the Conversion Price for any series of Preferred Stock have been or are to be made pursuant to other provisions of this Subparagraph 6(D), no further adjustment of such Conversion Price shall be made by reason of such issuance or sale.

                 6(D)(3). Change in Option Price or Conversion Rate. Upon the happening of any of the following events, namely, if the purchase price provided for in any Option referred to in Subparagraph 6(D)(1), the additional consideration, if any, payable upon the conversion or exchange of any Convertible Securities referred to in Subparagraph 6(D)(1) or 6(D)(2), or the rate at which Convertible Securities referred to in subparagraph 6(D)(1) or 6(D)(2) are convertible into or exchangeable for Common Stock shall change at any time (including, but not limited to, changes under or by reason of provisions designed to protect against dilution), the Conversion Price for each series of Preferred Stock in effect at the time of such event shall forthwith be readjusted to the Conversion Price for such series of Preferred Stock which would have been in effect at such time had such Options or Convertible Securities still outstanding provided for such changed purchase price, additional consideration or conversion rate, as the case may be, at the time initially granted, issued or sold, but only if as a result of such adjustment, such Conversion Price then in effect hereunder is thereby reduced; and on the expiration of any such Options without exercise of any thereof or the termination of any such right to convert or exchange such Convertible Securities without conversion or exchange of any thereof, the Conversion Price for such series of Preferred Stock then in effect hereunder shall forthwith be increased to the Conversion Price which would have been in effect at the time of such expiration or termination had such Option or Convertible Securities never been issued.

                 6(D)(4). Consideration for Stock. In case any shares of Common Stock, Options or Convertible Securities shall be issued or sold for cash, the consideration received therefor shall be deemed to be the amount received by the Corporation therefor, without deduction therefrom of any expenses incurred or any underwriting commissions or concessions paid or allowed by the Corporation in connection therewith. In case any shares of Common Stock, Options or Convertible Securities shall be issued or sold for a consideration other than cash, the amount of the consideration other than cash received by the Corporation shall be

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

          deemed to be the fair value of such consideration as determined in good faith by the Board of Directors of the Corporation, without deduction therefrom of any expenses incurred or any underwriting commissions or concessions paid or allowed by the Corporation in connection therewith. In case any Options shall be issued in connection with the issuance and sale of other securities of the Corporation, together comprising one integral transaction in which no specific consideration is allocated to such Options by the parties thereto, such Options shall be deemed to have been issued for such consideration as determined in good faith by the Board of Directors of the Corporation.

                 6(D)(5). Record Date. In case the Corporation shall take a record of the holders of its Common Stock for the purpose of entitling them (a) to receive a dividend or other distribution payable in Common Stock, Options or Convertible Securities or (b) to subscribe for or purchase Common Stock, Options or Convertible Securities, then such record date shall be deemed to be the date of the issuance or sale of the shares of Common Stock deemed to have been issued or sold upon the declaration of such dividend or the making of such other distribution or the date of the granting of such right of subscription or purchase, as the case may be.

                 6(D)(6). Treasury Shares. The disposition of any shares owned or held by or for the account of the Corporation shall be considered an issuance or sale of Common Stock for the purposes of this Subparagraph 6(D).

          6(E). Certain Issuances Excepted. Anything herein to the contrary notwithstanding, the Corporation shall not be required to make any adjustment of the Conversion Price for any series of Preferred Stock upon issuance of

                 (i) Common Stock upon the conversion of any shares of Series A Preferred, Series B Preferred, Series C Preferred, or Series D Preferred;

                 (ii) options granted to employees and other eligible participants, and shares issued upon the exercise thereof, under compensatory plans or agreements approved by at least a majority of the Board of Directors;

                 (iii) options to purchase shares of Common Stock, and Common Stock issued upon exercise thereof, issued from time to time pursuant to the terms of that certain Founder Common Stock Purchase Agreement dated as of August 21, 1996 between the Company and Nabil Lawandy;

                 (iv) shares issued pursuant to the terms of a certain Consulting Agreement between the Corporation and the Pillar Group dated as of December 6, 1996 (not to exceed 160,000 shares in the aggregate);

                 (v)   Convertible Securities to purchase shares of Series D

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

          Preferred Stock issued in conjunction with the execution and performance of the SpectraDisc Corporation Common Stock and Preferred Stock Agreement Purchase Agreement, dated June 30, 1999 (the "SpectraDisc Purchase Agreement"), shares of Series D Preferred Stock issued upon exercise of such Convertible Securities, and Common Stock issued upon conversion thereof;

                 (vi) Convertible Securities to purchase shares of Common Stock in conjunction with the execution and performance of the SpectraDisc Purchase Agreement and Common Stock issued upon exercise thereof;

                 (vii) not more than 50,000 shares of Series D Preferred issued to Comtec Information Systems, Inc., and Common Stock issued upon conversion thereof;

                 (viii) not more than 162,400 "Interim Units", each Interim Unit consisting of one Series D Preferred share and four warrants to purchase shares of Common Stock, and the components of such Interim Units, and any securities into which any component of the Interim Units may be converted;

                 (ix) warrants to purchase up to 32,480 shares of Common Stock issued as a financing fee in conjunction with the offering of Interim Units;

                 (x) options to purchase shares of the Company's Common Stock, and the Common Stock issued upon exercise thereof, granted to Nabil Lawandy pursuant to his Employment Agreement with the Corporation, dated December 17, 1999, as amended;

                 (xi) not more than 1,000,000 "Units", each unit consisting of one share of Series D Preferred and warrants to purchase two shares of Common Stock, and the components of such Units, and any securities into which any component of the Units may be converted; and

                 (xii) not more than 1,000,000 shares of Series D Preferred to be issued to Crane & Co., Inc. or its assigns in satisfaction of certain royalty obligations owed by the Corporation to Crane & Co., Inc.

          6(F). Subdivision or Combination of Common Stock. In case the Corporation shall at any time subdivide (by any stock split, stock dividend or otherwise) its outstanding shares of Common Stock into a greater number of shares, the Conversion Price for each series of Preferred Stock in effect immediately prior to such subdivision shall be proportionately reduced, and, conversely, in case the outstanding shares of Common Stock shall be combined into a smaller number of shares, the Conversion Price for each series of Preferred Stock in effect immediately prior to such combination shall be proportionately increased.

          6(G). Reorganization or Reclassification. If any capital reorganization or reclassification of the capital stock of the Corporation shall be effected in such a way that holders of Common Stock shall be entitled to receive stock, securities or assets with respect to or in exchange for Common Stock, then, as a condition of such reorganization or reclassification, lawful and adequate provisions shall be made whereby each holder of shares of Preferred Stock shall thereupon have the right to receive, upon the basis and upon the terms and conditions specified herein and in lieu of the shares of Common Stock immediately theretofore receivable upon the conversion of such shares of Preferred Stock, such shares of stock, securities or assets as may be issued or payable with respect to or in exchange for a number of outstanding shares of such Common Stock equal to the number of shares of such Common Stock receivable upon such conversion had such reorganization or reclassification not taken place, and in any such case appropriate provision shall be made with respect to the rights and interests of such holder to the end that the provisions hereof (including without limitation provisions for adjustments of the applicable Conversion Price) shall thereafter be applicable, as nearly as may be, in relation to any shares of stock, securities or assets thereafter deliverable upon the exercise of such conversion rights.

          6(H). Notice of Adjustment. Upon any adjustment of the Conversion Price for any series of Preferred Stock, the Corporation shall give written notice thereof, by first class mail, postage prepaid or by telex or facsimile, addressed to each holder of shares of Preferred Stock at the address of such holder as shown on the books of the Corporation, which notice shall state the Conversion Price for the series of Preferred Stock resulting from such adjustment, setting forth in reasonable detail the calculation upon which such adjustment is based.

          6(I).  Other Notices. In case at any time:

                 (i) the Corporation shall declare any dividend upon its Common Stock payable in cash or stock or make any other distribution to the holders of its Common Stock;

                 (ii) the Corporation shall offer for subscription pro rata to the holders of its Common Stock any additional shares of stock of any class, or other rights;

                 (iii) there shall be any capital reorganization or reclassification of the capital stock of the Corporation, or a consolidation or merger of the Corporation with or into, or a sale of all or substantially all its assets to, another entity or entities; or

                 (iv) there shall be a voluntary or involuntary dissolution, liquidation or winding up of the Corporation; then, in any one or more of said cases, the Corporation shall give, by first class mail, postage prepaid, or by telex or facsimile, addressed to each holder of any shares of Preferred Stock at the address of such holder as shown on the books of the Corporation, (i) at least 10 days' prior written notice of the date on which the books of the Corporation shall close or a record shall be taken for such dividend, distribution or subscription rights or for determining rights to vote in respect of any such reorganization, reclassification, consolidation, merger, sale, dissolution, liquidation or winding up and (ii) in the case of any such reorganization, reclassification, consolidation, merger, sale, dissolution, liquidation or winding up, at least 20 days' prior written notice of the date when the same shall take place. Such notice in accordance with the foregoing clause shall also specify (a) in the case of any such dividend, distribution or subscription rights, the date on which the holders of Common Stock shall be entitled thereto and (b) the date on which the holders of Common Stock shall be entitled to exchange their Common Stock for securities or other property deliverable upon any such reorganization, reclassification, consolidation, merger, sale, dissolution, liquidation or winding up, as the case may be.

                 6(J). Stock to be Reserved. The Corporation will at all times reserve and keep available out of its authorized Common Stock, solely for the purpose of issuance upon the conversion of Preferred Stock as herein provided, such number of shares of Common Stock as shall then be issuable upon the conversion of all outstanding shares of Preferred Stock. The Corporation covenants that all shares of Common Stock which shall be so issued shall be duly and validly issued and fully paid and nonassessable and free from all taxes, liens and charges with respect to the issuance thereof, and, without limiting the generality of the foregoing, the Corporation covenants that it will from time to time take all such action as may be requisite to ensure that the par value per share of the Common Stock is at all times equal to or less than the Conversion Price for each series of Preferred Stock in effect at the time. The Corporation will take all such action as may be necessary to ensure that all such shares of Common Stock may be so issued without violation of any applicable law or regulation, or of any requirement of any national securities exchange upon which the Common Stock may be listed or any national securities association which may provide quotations of the sale prices of the Common Stock.

          6(K). No Reissuance of Preferred Stock. Shares of Preferred Stock which are converted into shares of Common Stock as provided herein shall not be reissued.

          6(L). Issuance Tax. The issuance of certificates for shares of Common Stock upon conversion of Preferred Stock shall be made without charge to the holders thereof for any issuance tax in respect thereof, provided that the Corporation shall not be required to pay any tax which may be payable in respect of any transfer involved in the issuance and delivery of any certificate in a name other than that of the holder of the Preferred Stock which is being converted.

          6(M). Closing of Books. The Corporation will at no time close its transfer books against the transfer of any Preferred Stock or of any shares of Common Stock issued or issuable upon the conversion of any shares of Preferred Stock in any manner which interferes with the timely conversion of such Preferred Stock, except as may otherwise be required to comply with applicable securities laws.

          6(N). Definition of Common Stock. As used in this Paragraph 6, the term "Common Stock" shall mean and include the Corporation's authorized Common Stock, $.01 par value, as constituted on the date of filing of this Amended and Restated Certificate of Incorporation, and shall also include any capital stock of any class of the Corporation thereafter authorized which shall neither be limited to a fixed sum or percentage of par value in respect of the rights of the holders thereof to participate in dividends nor entitled to a preference in the distribution of assets upon the voluntary or involuntary liquidation, dissolution or winding up of the Corporation; provided that the shares of Common Stock receivable upon conversion of shares of Preferred Stock shall include only shares designated as Common Stock of the Corporation on the date of filing of this instrument, or in case of any reorganization or reclassification of the outstanding shares thereof, the stock, securities or assets provided for in Subparagraph 6(G).

          6(O). Automatic Conversion upon Public Offering. If at any time the Corporation shall effect a firm commitment underwritten public offering of shares of Common Stock pursuant to an effective registration statement in which (i) the net proceeds to the Corporation from such offering shall be at least $10,000,000 and (ii) the price paid by the public for such shares shall be at least $7.00 per share (appropriately adjusted to reflect the occurrence of any event described in Subparagraph 6(F)), then effective upon the closing of the sale of such shares by the Corporation pursuant to such public offering, all outstanding shares of Preferred Stock shall automatically convert to shares of Common Stock according to the provisions of Subparagraph 6(A).

          7. Amendments. No provision of these terms of the Preferred Stock may be amended or waived without the written consent or affirmative vote of the holders of at least 51% of the then outstanding shares of Preferred Stock.

     C.   UNDESIGNATED PREFERRED STOCK.

          The Board of Directors of the Corporation is hereby expressly vested with the power to issue one or more series of the Undesignated Preferred Stock of the Corporation from time to time and by resolution to designate the powers, designations, preferences and relative, participating, optional or other special rights, and the qualifications, limitations or restrictions of any class of stock or any series of such class of stock to the extent not inconsistent with the provisions of this Article FOURTH or in conflict with the powers, designations, preferences or relative, participating, optional or other special rights, or the qualifications, limitations or restrictions of any other class or series of such class fixed by resolution of the Board of Directors and set forth in a certificate of designation filed with the Secretary of State of Delaware.

     FIFTH: The Corporation is to have perpetual existence.

     SIXTH: Whenever a compromise or arrangement is proposed between this corporation and its creditors or any class of them and/or between this corporation and its stockholders or any class of them, any court of equitable jurisdiction within the State of Delaware may, on the application in a summary way of this corporation or of any creditor or stockholder thereof or on the application of any receiver or receivers appointed for this corporation under the provisions of section 291 Title 8 of the Delaware Code or on the application of trustees in dissolution or of any receiver or receivers appointed for this corporation under the provision of section 279 of Title 8 of the Delaware Code order a meeting of the creditors or class of creditors, and/or of the stockholders or class of stockholders of this corporation, as the case may be, to be summoned in such manner as the court directs. If a majority in number representing three-fourths in value of the creditors or class of creditors, and/or of the stockholders or class of stockholders of this corporation, as the case may be, agree to any compromise or arrangement and to any reorganization of this corporation as a consequence of such compromise or arrangement, the said compromise or arrangement and the said reorganization shall, if sanctioned by the court to which the said application has been made, be binding on all the creditors or class of creditors, and/or on all the stockholders or class of stockholders, of this corporation, as the case may be, and also on this corporation.

     SEVENTH: The business and affairs of the corporation shall be managed by or under the direction of its Board of Directors. In furtherance, and not in limitation of the powers conferred by the laws of the State of Delaware, the Board of Directors is expressly authorized to:

          A. adopt, amend, alter, change or repeal the by-laws of the corporation; provided, however, that no by-laws hereafter adopted shall invalidate any prior act of the directors that would have been valid if such new by-laws had not been adopted;

          B. determine the rights, powers, duties, rules and procedures that affect the power of the Board of Directors to manage and direct the business and affairs of the corporation, including the power to designate and empower committees of the Board of Directors, to elect, appoint and empower the officers and other agents of the corporation, and to determine the time and place of, and the notice requirements for, Board meetings, as well as quorum and voting requirements for, and the manner of taking, Board action; and

          C. exercise all such powers and do all such acts as may be exercised or done by the corporation, subject to the provisions of the laws of the State of Delaware, this Certificate of Incorporation and the by-laws of the corporation.

          The number of directors constituting the Board of Directors shall be as specified in the by-laws. The directors shall be divided into three classes, with each class to be as nearly equal in number as reasonably possible, and with the initial term of office of the first class of directors to expire at the 2003 Annual Meeting of Stockholders, the initial term of office of the second class of directors to expire at the 2004 Annual Meeting of Stockholders and the initial term of office of the third class of directors to expire at the 2005 Annual Meeting of Stockholders. At each annual meeting after such classification and election, directors elected to succeed those directors whose terms have thereupon expired shall be elected for a term of office to expire at the third succeeding annual meeting of stockholders after their election, and upon the election and qualification of their successors. If the number of directors is changed, any increase or decrease shall be apportioned among the classes so as to maintain or attain, if possible, the number of directors in each class as nearly equal as reasonably possible, but in no case will a decrease in the number of directors shorten the term of any incumbent director.

     If any vacancies occur in the Board of Directors, or if any new directorships are created, they may be filled only by the affirmative vote of two-thirds (2/3) of the directors then in office, although less than a quorum, or by a sole remaining director. Each director so chosen shall hold office until the end of the term set for the director whose death, removal or resignation caused such vacancy and until his successor is duly elected and shall qualify. If there are no directors in office, any officer or stockholder may call a special meeting of stockholders in accordance with the provisions of this Certificate of Incorporation or the by-laws, at which meeting such vacancies shall be filled.

     Except as otherwise provided by law or the corporation's by-laws, any director or the entire Board of Directors may be removed (i) with or without cause by the affirmative vote of two-thirds (2/3) of the shares then entitled to vote at an election of directors or (ii) for cause by the affirmative vote of two-thirds (2/3) of the remaining directors.

     Any director may resign at any time by giving written notice to the Board of Directors, the Chairman of the Board, if any, or the President or Secretary of the corporation. Unless otherwise specified in such written notice, a resignation shall take effect on delivery thereof to the Board of Directors or the designated officer. It shall not be necessary for a resignation to be accepted before it becomes effective.

     The Board of Directors shall have the power to adopt, amend, alter, change and repeal any by-laws of the corporation but such right of the directors shall not divest or limit the right of the stockholders to alter, amend and repeal the by-laws as provided in said by-laws.

     No director of the Corporation shall have any personal liability to the Corporation or its stockholders for monetary damages for breach of fiduciary duty as a director, provided, however, that the foregoing shall not eliminate or limit the liability of a director of the Corporation (i) for any breach of such director's duty of loyalty to the Corporation or its stockholders, (ii) for acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law, (iii) under Section 174 of the General Corporation Law of the State of Delaware, or (iv) for any transactions from which the director derived an improper personal benefit.

     EIGHTH: The Corporation may, to the fullest extent permitted by Section 145 of the General Corporation Law of the State of Delaware, as the same may be amended and supplemented, indemnify any and all persons whom it shall have the power to indemnify under said section from and against any and all of the expenses, liabilities or other matters referred to in or covered by said section, and the indemnification provided for herein shall not be deemed exclusive of any other rights to which those indemnified may be entitled under any By-Law, agreement, vote of stockholders or disinterested directors or otherwise, both as to action in his official capacity and as to action in another capacity while holding such office, and shall continue as to a person who has ceased to be a director, officer, employee or agent and shall inure to the benefit of the heirs, executors and administrators of such a person.

     NINTH: From time to time any of the provisions of this certificate of incorporation may be amended, altered or repealed, and other provisions authorized by the laws of the State of Delaware at the time in force may be added or inserted in the manner and at the time prescribed by said laws, except that any amendment shall be made by the holders of at least two-thirds of the outstanding shares of the capital stock of the Corporation entitled to vote therefor, and all rights at any time conferred upon the stockholders of the Corporation by this certificate of incorporation are granted subject to the provisions of this Article NINTH.




     IN WITNESS WHEREOF, Spectra Systems Corporation has caused this Amended and Restated Certificate of Incorporation to be executed and acknowledged by Nabil
M. Lawandy, its President, this 2nd day of May, 2002.

                                           SPECTRA SYSTEMS CORPORATION



                                           By: /s/ Nabil M. Lawandy
                                              --------------------------------
                                               Nabil M. Lawandy, President

                           SPECTRA SYSTEMS CORPORATION

       CERTIFICATE OF DESIGNATION OF SERIES E CONVERTIBLE PREFERRED STOCK

                         (Pursuant to Section 151 of the
               General Corporation Law of the State of Delaware)

     SPECTRA SYSTEMS CORPORATION (the "Corporation"), a corporation organized and existing under the General Corporation Law of the State of Delaware (the "DGCL"), does hereby certify:

     That the following resolution was duly adopted by the Board of Directors of the Corporation, pursuant to the authority conferred upon the Board of Directors by Article Fourth of the Corporation's Amended and Restated Certificate of Incorporation, as amended to date, and the provisions of Sections 141(f) and 151 of the DGCL, pursuant to a consent in lieu of a meeting of the Board of
Directors:

         RESOLVED:           That the Board of Directors hereby designates
                             275,000 shares of the Corporation's undesignated
                             Preferred Stock, par value $0.01 per share, as "Series E Convertible Preferred Stock" with the designations, preferences, powers and relative, participating, optional or other rights, and qualifications, limitations and restrictions thereof set forth on Exhibit A attached hereto.

     In witness whereof, the Corporation has caused this Certificate of Designation to be executed by Nabil M. Lawandy, its President and Chief Executive Officer.

                                    SPECTRA SYSTEMS CORPORATION

                                    By: /s/ Nabil M. Lawandy
                                        -------------------------------
                                        Nabil M. Lawandy
                                        President and Chief Executive Officer

As of July 15, 2002

                                                                       EXHIBIT A



                           SPECTRA SYSTEMS CORPORATION

                       DESIGNATIONS, PREFERENCES, POWERS,
             AND RELATIVE, PARTICIPATING, OPTIONAL OR OTHER RIGHTS,
                AND QUALIFICATIONS, LIMITATIONS AND RESTRICTIONS
                     OF SERIES E CONVERTIBLE PREFERRED STOCK


SERIES E CONVERTIBLE PREFERRED STOCK:

     1. Designation. Two Hundred and Seventy Five Thousand (275,000) shares of the Corporation's undesignated Preferred Stock, $0.01 par value per share ("Preferred Stock"), are hereby designated as "Series E Convertible Preferred Stock" and are hereinafter referred to as "Series E Preferred."

     2. Voting. Except as may be otherwise provided herein or by law, the Series E Preferred shall vote with the Common Stock as a single class on all actions to be taken by the stockholders of the Corporation. Each share of Series E Preferred shall entitle the holder thereof to such number of votes per share on each such action as shall equal the number of whole shares of Common Stock into which each such share of Series E Preferred Stock is convertible.

     3. Dividends. During any fiscal year of the Corporation, no dividends (other than dividends or distributions payable solely in shares of Common Stock of the Corporation) shall be paid or declared, and no other distribution shall be made, on or with respect to the Common Stock of the Corporation unless and until dividends with respect to the Series E Preferred Stock shall have been paid, or declared and set aside for payment, during such fiscal year in an amount which the holders of Series E Preferred would have received if they had converted their Series E Preferred into Common Stock immediately prior to the record date for such dividend or distribution.

     4. Liquidation. Upon any liquidation, dissolution or winding up of the Corporation, whether voluntary or involuntary, liquidation of the assets of the Corporation shall be accomplished as follows:

          4(A) Before any distribution or payment is made upon any other capital stock of the Corporation, holders of the Series E Preferred shall first be entitled to receive $5.75 per share, from the assets of the Corporation, which amount shall be subject to equitable adjustment whenever there shall occur a stock dividend, stock split, combination, reorganization, recapitalization, reclassification or other similar event affecting the Series E Preferred. The amount to be received by holders of Series E Preferred as aforesaid is referred to herein as the "Series E Liquidation Preference Payment".

          4(B) Before any distribution or payment is made upon any other capital stock of the Corporation, holders of the Series C Preferred Stock, par value $0.01 ("Series C Preferred"), and the Series D Preferred Stock, par value $0.01 (the "Series D Preferred") shall first be entitled to receive $2.25 per share, in the case of the Series C Preferred, and $5.00 per share, in the case of the Series D Preferred, from the assets of the Corporation, which amounts shall be subject to equitable adjustment whenever there shall occur a stock dividend, stock split, combination, reorganization, recapitalization,


                            Spectra Systems Corporation Series E Preferred Stock
                                                  Certificate of Designation - 1
     reclassification, or other similar event affecting the Series C Preferred and the Series D Preferred. The amount to be received by holders of Series C Preferred as aforesaid is referred to herein as the "Series C Liquidation Preference Payment" and the amount to be received by holders of Series D Preferred as aforesaid is referred to herein as the "Series D Liquidation Preference Payment". After payment of all preferential amounts to be paid to the holders of Series C Preferred and Series D Preferred, the holders of the Series B Preferred Stock, par value $0.01 (the "Series B Preferred") shall be entitled to receive $1.50 from the assets of the Corporation for each share of Series B Preferred, which amount shall be subject to equitable adjustment whenever there shall occur a stock dividend, stock split, combination, reorganization, recapitalization, reclassification or other similar event affecting the Series B Preferred. The amount to be received by holders of Series B Preferred as aforesaid is referred to herein as the "Series B Liquidation Preference Payment". After payment of all preferential amounts to be paid to the holders of Series B Preferred, the holders of the Series A Preferred Stock, par value $0.01 (the "Series A Preferred"), shall be entitled to receive $1.00 from the assets of the Corporation for each share of Series A Preferred, which amount shall be subject to equitable adjustment whenever there shall occur a stock dividend, stock split, combination, reorganization, recapitalization, reclassification or other similar event affecting the Series A Preferred. The amount to be received by holders of Series A Preferred as aforesaid is referred to herein as the "Series A Liquidation Preference Payment".

          4(C) Upon any such liquidation, dissolution or winding up of the Corporation, if the assets of the Corporation available for distribution to its stockholders shall be insufficient to permit the payment in full of the Series E Liquidation Preference Payment, then the assets available for distribution shall be distributed among the holders of the Series E Preferred in proportion to the full amount to which they would otherwise be entitled. If the assets of the Corporation available for distribution to its stockholders shall be insufficient to permit the payment in full of the Series C Liquidation Preference Payment and the Series D Liquidation Preference Payment, then the assets available for distribution shall be distributed among the holders of the Series C Preferred and the Series D Preferred ratably in proportion to the full amount to which they would otherwise be entitled. If the assets of the Corporation available for distribution to its stockholders in any such event exceed the amount of the Series C Liquidation Preference Payment and the Series D Liquidation Preference Payment, the assets remaining after payment of such amount shall be paid ratably to the holders of the Series B Preferred until they have received full payment of the Series B Liquidation Preference Payment, and any assets remaining thereafter shall be paid ratably to the holders of the Series A Preferred until they have received full payment of the Series A Liquidation Preference Payment. Any assets of the Corporation available for distribution after payment in full of the Series A Liquidation Preference Payment, the Series B Liquidation Preference Payment, the Series C Liquidation Preference Payment and the Series D Liquidation Preference Payment, shall be paid to the holders of Common Stock in proportion to the number of shares of Common Stock held by each such holder.

          4(D) Written notice of such liquidation, dissolution or winding up, stating a payment date and the place where said payments shall be made, shall be given by mail, postage prepaid, or by e-mail with evidence of display, or facsimile with evidence of delivery to non-United States residents, not less than 30 days prior to the payment date stated therein to the holders of record of Preferred Stock, such notice to be addressed to each such holder at its address as shown by the records of the Corporation.


                            Spectra Systems Corporation Series E Preferred Stock
                                                  Certificate of Designation - 2

          4(E) By the affirmative vote of a majority of the Preferred Stock then outstanding, voting as a single class, a consolidation or merger of the Corporation into or with any other entity which results in the holders of the capital stock of the Corporation immediately prior to such consolidation or merger holding less than 50% of the voting stock of the surviving entity, and the sale or transfer by the Corporation of all or substantially all its assets, shall each be deemed to be a liquidation, dissolution or winding up of the Corporation within the meaning of the provisions of this Paragraph 4.

     5. Restrictions. At any time when shares of Series E Preferred Stock are outstanding, and in addition to any other vote required by law, the Corporation will not, without the approval of the holders of at least two-thirds of the then outstanding shares of Series E Preferred Stock, voting as a single class, either in writing or by ballot at a duly called meeting:

          5(A) authorize or create a series or class of stock, or any other security having equity features, senior to or on parity with the Series E Preferred Stock as to dividends or in liquidation;

          5(B) increase the authorized number of shares of the Series E Preferred Stock, or alter the powers, preferences or rights of the holders of shares of Series E Preferred Stock so as to affect them adversely;

          5(C) declare or pay any dividend or distribution on any capital stock;

          5(D) take any action which would result in the merger or consolidation of the Corporation with or into any other entity, or the sale, lease or other disposition of all or substantially all of the property and assets of the Corporation;

          5(E) create, incur, or assume any indebtedness in excess of $1,000,000 individually or in the aggregate, or pledge any assets with a value in excess of such amount, or enter into any contract or commitments to do any of the foregoing;

          5(F) apply any of its assets to the redemption, retirement, purchase or acquisition, directly or indirectly (including through a subsidiary), or otherwise, of any shares of the Corporation's capital stock (other than redemptions of Series E Preferred); or

          5(G) amend, alter or repeal any of the foregoing provisions of this Paragraph 5.

     6. Conversions. The holders of shares of Series E Preferred Stock shall have the following conversion rights:

          6(A) Right to Convert. Subject to the terms and conditions of this Paragraph 6, the holder of any share or shares of Series E Preferred Stock shall have the right, at his or its option at any time (except that upon any liquidation of the Corporation the right of conversion shall terminate at the close of business on the business day fixed for payment of the amount distributable on the Series E Preferred Stock), to convert any such shares into such number of fully paid and non-assessable shares of Common Stock as is determined by dividing the Series E Conversion Value (as hereinafter defined) by the Series E Conversion Price (as hereinafter defined) in


                            Spectra Systems Corporation Series E Preferred Stock
                                                  Certificate of Designation - 3
     effect at the time of conversion. The Series E Conversion Value shall equal at any time the sum of (a) the product obtained by multiplying the number of shares of Series E Preferred Stock to be converted by $5.75, and (b) the amount of all accrued but unpaid dividends on the shares of Series E Preferred Stock, if any, surrendered for conversion to the date upon which the conversion is deemed to be effective. The initial Series E Conversion Price shall be $5.75 per share of Series E Preferred. The rights of conversion referenced above shall be exercised by the holder thereof giving written notice that the holder elects to convert a stated number of shares of Series E Preferred Stock into Common Stock and by surrender of a certificate or certificates for the shares so to be converted to the Corporation at its principal office (or such other office or agency of the Corporation as the Corporation may designate by notice in writing to the holders of the Series E Preferred Stock) at any time during its usual business hours, together with a statement of the name or names (with address and taxpayer identification number) in which the certificate or certificates for shares of Common Stock shall be issued.

          6(B) Issuance of Certificates; Time Conversion Effected. Promptly after the receipt of the written notice referred to in Subparagraph 6(A) and surrender of the certificate or certificates for the share or shares of Series E Preferred Stock to be converted, the Corporation shall issue and deliver to the holder a certificate or certificates, registered in such name or names as such holder may direct, for the number of whole shares of Common Stock issuable upon the conversion of such share or shares of Series E Preferred Stock. To the extent permitted by law, such conversion shall be deemed to have been effected and the Series E Conversion Price shall be determined, as of the close of business on the date on which such written notice shall have been received by the Corporation and the certificate or certificates for such share or shares shall have been surrendered as aforesaid, and at such time the rights of the holder of such share or shares of Series E Preferred Stock shall cease, and the person or persons in whose name or names any certificate or certificates for shares of Common Stock shall be issuable upon such conversion shall be deemed to have become the holder or holders of record of the shares represented thereby.

          6(C) Fractional Shares; Dividends; Partial Conversion. No fractional shares shall be issued upon conversion of Series E Preferred Stock into Common Stock. If any fractional share of Common Stock would, except for the provisions of the foregoing sentence, be delivered upon such conversion, the Corporation, in lieu of delivering such fractional share, shall pay to the holder surrendering the Series E Preferred Stock for conversion an amount in cash equal to the greater of (1) the current market price of such fractional share as determined in good faith by the Board of Directors of the Corporation, and (2) the pro rata amount of the Conversion Price of such fractional share. No payment or adjustment shall be made upon any conversion on account of any cash dividends on the Common Stock issued upon such conversion, the record date for which dividends is prior to the date such conversion is deemed to be effective as provided in Subparagraph 6(B). In case the number of shares of Series E Preferred Stock represented by the certificate or certificates surrendered pursuant to Subparagraph 6(A) exceeds the number of shares converted, the Corporation shall, upon such conversion, execute and deliver to the holder, at the expense of the Corporation, a new certificate or certificates for the number of shares of Series E Preferred Stock represented by the certificate or certificates surrendered which are not to be converted.

                            Spectra Systems Corporation Series E Preferred Stock
                                                  Certificate of Designation - 4

          6(D) Adjustment of Conversion Price Upon Issuance of Common Stock. Except as provided in Subparagraph 6(E), if and whenever the Corporation shall issue or sell or is, in accordance with Subparagraphs 6(D)(1) through 6(D)(6), deemed to have issued or sold any shares of Common Stock for a consideration per share less than the Series E Conversion Price in effect immediately prior to the time of such issuance or sale, then, forthwith upon such issuance or sale, the Series E Conversion Price shall be reduced so as to be equal to the consideration per share in connection with such issuance. If the Conversion Price of more than one series of Preferred Stock is being adjusted at the same time pursuant to provisions in the Corporation's Amended and Restated Certificate of Incorporation, as amended, the adjustment for each series shall be undertaken without giving effect to the adjustment made with respect to the other series. For purposes of this Subparagraph 6(D), the following Subparagraphs 6(D)(1) to 6(D)(6) shall also be applicable:

               6(D)(1) Issuance of Rights or Options. In case at any time the Corporation shall in any manner grant (whether directly or by assumption in a merger or otherwise) any warrants or other rights to subscribe for or to purchase, or any options for the purchase of, Common Stock or any stock or security convertible into or exchangeable for Common Stock (such warrants, rights or options being called "Options" and such convertible or exchangeable stock or securities being called "Convertible Securities") whether or not such Options or the right to convert or exchange any such Convertible Securities are immediately exercisable, and the price per share for which Common Stock is issuable upon the exercise of such Options or upon the conversion or exchange of such Convertible Securities (determined by dividing (i) the total amount, if any, received or receivable by the Corporation as consideration for the granting of such Options, plus the minimum aggregate amount of additional consideration payable to the Corporation upon the exercise of all such Options, plus, in the case of such Options which relate to Convertible Securities, the minimum aggregate amount of additional consideration, if any, payable upon the issuance or sale of such Convertible Securities and upon the conversion or exchange thereof, by (ii) the total maximum number of shares of Common Stock issuable upon the exercise of such Options or upon the conversion or exchange of all such Convertible Securities issuable upon the exercise of such Options) shall be less than the highest Series E Conversion Price in effect and applicable immediately prior to the time of the granting of such Options, then the shares of Common Stock issuable upon the exercise of such Options or upon conversion or exchange of such Convertible Securities issuable upon the exercise of such Options shall be deemed to have been issued for such price per share as of the date of granting of such Options or the issuance of such Convertible Securities and thereafter shall be deemed to be outstanding. Except as otherwise provided in Subparagraph 6(D)(3), no adjustment of the Series E Conversion Price shall be made thereafter upon the actual issuance of such Common Stock or of such Convertible Securities upon exercise of such Options or upon the actual issuance of such Common Stock upon conversion or exchange of such Convertible Securities.

               6(D)(2) Issuance of Convertible Securities. In case the Corporation shall in any manner issue (whether directly or by assumption in a merger or


                            Spectra Systems Corporation Series E Preferred Stock
                                                  Certificate of Designation - 5
          otherwise) or sell any Convertible Securities, whether or not the rights to exchange or convert any such Convertible Securities are immediately exercisable, and the price per share for which Common Stock is issuable upon such conversion or exchange (determined by dividing (i) the total amount received or receivable by the Corporation as consideration for the issuance or sale of such Convertible Securities, plus the minimum aggregate amount of additional consideration, if any, payable to the Corporation upon the conversion or exchange thereof, by (ii) the total maximum number of shares of Common Stock issuable upon the conversion or exchange of all such Convertible Securities) shall be less than the Series E Conversion Price in effect immediately prior to the time of such issuance or sale, then the shares of Common Stock issuable upon conversion or exchange of such Convertible Securities shall be deemed to have been issued for such price per share as of the date of the issuance or sale of such Convertible Securities and thereafter shall be deemed to be outstanding. Except as otherwise provided in Subparagraph 6D(3), no further adjustment of the Series E Conversion Price shall be made thereafter upon the actual issuance of such Common Stock upon conversion or exchange of such Convertible Securities. If any such issuance or sale of such Convertible Securities is made upon exercise of any options to purchase any such Convertible Securities for which adjustments of the Series E Conversion Price have been or are to be made pursuant to other provisions of this Subparagraph 6(D), no further adjustment of the Series E Conversion Price shall be made by reason of such issuance or sale.

               6(D)(3) Change in Option Price or Conversion Rate. Upon the happening of any of the following events, namely, if the purchase price provided for in any Option referred to in Subparagraph 6(D)(1), the additional consideration, if any, payable upon the conversion or exchange of any Convertible Securities referred to in Subparagraph 6(D)(1) or 6(D)(2), or the rate at which Convertible Securities referred to in Subparagraph 6(D)(1) or 6(D)(2) are convertible into or exchangeable for Common Stock shall change at any time (including, but not limited to, changes under or by reason of provisions designed to protect against dilution), the Series E Conversion Price in effect at the time of such event shall forthwith be readjusted to the Series E Conversion Price which would have been in effect at such time had such Options or Convertible Securities still outstanding provided for such changed purchase price, additional consideration or conversion rate, as the case may be, at the time initially granted, issued or sold, but only if as a result of such adjustment, such Series E Conversion Price then in effect hereunder is thereby reduced; and on the expiration of any such Options without exercise of any thereof or the termination of any such right to convert or exchange such Convertible Securities without conversion or exchange of any thereof, the Series E Conversion Price then in effect hereunder shall forthwith be increased to the Series E Conversion Price which would have been in effect at the time of such expiration or termination had such Option or Convertible Securities never been issued.

               6(D)(4) Consideration for Stock. In case any shares of Common Stock, Options or Convertible Securities shall be issued or sold for cash, the consideration received therefor shall be deemed to be the amount received by the Corporation therefor, without deduction therefrom of any expenses incurred


                            Spectra Systems Corporation Series E Preferred Stock
                                                  Certificate of Designation - 6
          or any underwriting commissions or concessions paid or allowed by the Corporation in connection therewith. In case any shares of Common Stock, Options or Convertible Securities shall be issued or sold for a consideration other than cash, the amount of the consideration other than cash received by the Corporation shall be deemed to be the fair value of such consideration as determined in good faith by the Board of Directors of the Corporation, without deduction therefrom of any expenses incurred or any underwriting commissions or concessions paid or allowed by the Corporation in connection therewith. In case any Options shall be issued in connection with the issuance and sale of other securities of the Corporation, together comprising one integral transaction in which no specific consideration is allocated to such Options by the parties thereto, such Options shall be deemed to have been issued for such consideration as determined in good faith by the Board of Directors of the Corporation.

               6(D)(5) Record Date. In case the Corporation shall take a record of the holders of its Common Stock for the purpose of entitling them
          (1) to receive a dividend or other distribution payable in Common Stock, Options or Convertible Securities or (2) to subscribe for or purchase Common Stock, Options or Convertible Securities, then such record date shall be deemed to be the date of the issuance or sale of the shares of Common Stock deemed to have been issued or sold upon the declaration of such dividend or the making of such other distribution or the date of the granting of such right of subscription or purchase, as the case may be.

               6(D)(6) Treasury Shares. The disposition of any shares owned or held by or for the account of the Corporation shall be considered an issuance or sale of Common Stock for the purposes of this Subparagraph 6(D).

          6(E) Certain Issuances of Common Stock Excepted. Anything herein to the contrary notwithstanding, the Corporation shall not be required to make any adjustment of the Series E Conversion Price upon issuance of: (1) Common Stock upon the conversion of any shares of Series A Preferred, Series B Preferred, Series C Preferred or Series D Preferred; (2) Common Stock, Options or Convertible Securities issued to employees, consultants, lenders, underwriters, and other service providers of the Corporation pursuant to agreements, plans or arrangements approved by a majority of the Board of Directors, and (in the case of Options and Convertible Securities) shares of Common Stock issued upon the exercise or conversion thereof; (3) Options or Convertible Securities and shares of Common Stock issued upon the conversion or exercise of such Options or Convertible Securities issued as of the date that this Certificate of Designation was filed with the Secretary of State of the State of Delaware; or (4) securities issued in the Corporation's Qualified Initial Public Offering, as defined in Subparagraph 6(O).

          6(F) Subdivision or Combination of Common Stock. In case the Corporation shall at any time subdivide (by any stock split, stock dividend or otherwise) its outstanding shares of Common Stock into a greater number of shares, the Series E Conversion Price in effect immediately prior to such subdivision shall be proportionately reduced, and, conversely, in case the outstanding shares of Common Stock shall be


                            Spectra Systems Corporation Series E Preferred Stock
                                                  Certificate of Designation - 7
     combined into a smaller number of shares, the Series E Conversion Price in effect immediately prior to such combination shall be proportionately increased.

          6(G) Reorganization or Reclassification. If any capital reorganization or reclassification of the capital stock of the Corporation shall be effected in such a way that holders of Common Stock shall be entitled to receive stock, securities or assets with respect to or in exchange for Common Stock, then, as a condition of such reorganization or reclassification, lawful and adequate provisions shall be made whereby each holder of shares of Series E Preferred Stock shall thereupon have the right to receive, upon the basis and upon the terms and conditions specified herein and in lieu of the shares of Common Stock immediately theretofore receivable upon the conversion of such shares of Series E Preferred Stock, such shares of stock, securities or assets as may be issued or payable with respect to or in exchange for a number of outstanding shares of such Common Stock equal to the number of shares of such Common Stock receivable upon such conversion had such reorganization or reclassification not taken place, and in any such case appropriate provision shall be made with respect to the rights and interests of such holder to the end that the provisions hereof (including without limitation provisions for adjustments of the applicable Series E Conversion Price) shall thereafter be applicable, as nearly as may be, in relation to any shares of stock, securities or assets thereafter deliverable upon the exercise of such conversion rights.

          6(H) Notice of Adjustment. Upon any adjustment of the Series E Conversion Price, the Corporation shall give written notice thereof, by first class mail, postage prepaid or by email with evidence of receipt or facsimile, addressed to each holder of shares of Series E Preferred Stock at the address of such holder as shown on the books of the Corporation, which notice shall state the Series E Conversion Price resulting from such adjustment, setting forth in reasonable detail the calculation upon which such adjustment is based.

               6(I) Other Notices. In case at any time:

                    (1) the Corporation shall declare any dividend upon its
               Common Stock payable in cash or stock or make any other distribution to the holders of its Common Stock;

                    (2) the Corporation shall offer for subscription pro rata to the holders of its Common Stock any additional shares of stock of any class, or other rights;

                    (3) there shall be any capital reorganization or
               reclassification of the capital stock of the Corporation, or a consolidation or merger of the Corporation with or into, or a sale of all or substantially all its assets to, another entity or entities; or

                    (4) there shall be a voluntary or involuntary dissolution, liquidation or winding up of the Corporation;

          then, in any one or more of said cases, the Corporation shall give, by first class mail, postage prepaid, or by email with evidence of receipt or facsimile, addressed to each holder of any shares of Series E Preferred Stock at the


                            Spectra Systems Corporation Series E Preferred Stock
                                                  Certificate of Designation - 8
          address of such holder as shown on the books of the Corporation, (i) at least 10 days' prior written notice of the date on which the books of the Corporation shall close or a record shall be taken for such dividend, distribution or subscription rights or for determining rights to vote in respect of any such reorganization, reclassification, consolidation, merger, sale, dissolution, liquidation or winding up and (ii) in the case of any such reorganization, reclassification, consolidation, merger, sale, dissolution, liquidation or winding up, at least 20 days' prior written notice of the date when the same shall take place. Such notice in accordance with the foregoing clause shall also specify (a) in the case of any such dividend, distribution or subscription rights, the date on which the holders of Common Stock shall be entitled thereto, and (b) the date on which the holders of Common Stock shall be entitled to exchange their Common Stock for securities or other property deliverable upon any such reorganization, reclassification, consolidation, merger, sale, dissolution, liquidation or winding up, as the case may be.

          6(J) Stock to be Reserved. The Corporation will at all times reserve and keep available out of its authorized Common Stock, solely for the purpose of issuance upon the conversion of Series E Preferred Stock as herein provided, such number of shares of Common Stock as shall then be issuable upon the conversion of all outstanding shares of Series E Preferred Stock. The Corporation covenants that all shares of Common Stock which shall be so issued shall be duly and validly issued and fully paid and nonassessable and free from all taxes, liens and charges with respect to the issuance thereof, and, without limiting the generality of the foregoing, the Corporation covenants that it will from time to time take all such action as may be requisite to ensure that the par value per share of the Common Stock is at all times equal to or less than the Series E Conversion Price in effect at the time. The Corporation will take all such action as may be necessary to ensure that all such shares of Common Stock may be so issued without violation of any applicable law or regulation, or of any requirement of any national securities exchange upon which the Common Stock may be listed or any national securities association which may provide quotations of the sale prices of the Common Stock.

          6(K) No Reissuance of Preferred Stock. Shares of Series E Preferred Stock which are converted into shares of Common Stock as provided herein shall not be reissued.

          6(L) Issuance Tax. The issuance of certificates for shares of Common Stock upon conversion of Series E Preferred Stock shall be made without charge to the holders thereof for any issuance tax in respect thereof; provided that the Corporation shall not be required to pay any tax which may be payable in respect of any transfer involved in the issuance and delivery of any certificate in a name other than that of the holder of Series E Preferred Stock which is being converted.

          6(M) Closing of Books. The Corporation will at no time close its transfer books against the transfer of any Series E Preferred Stock or of any shares of Common Stock issued or issuable upon the conversion of any shares of Series E Preferred Stock in any manner which interferes with the timely conversion of such Series E Preferred Stock, except as may otherwise be required to comply with applicable securities laws.


                            Spectra Systems Corporation Series E Preferred Stock
                                                  Certificate of Designation - 9

          6(N) Definition of Common Stock. As used in this Paragraph 6, the term "Common Stock" shall mean and include the Corporation's authorized Common Stock, $0.01 par value, as constituted on the date of filing of this Certificate of Designation, and shall also include any capital stock of any class of the Corporation thereafter authorized which shall neither be limited to a fixed sum or percentage of par value in respect of the rights of the holders thereof to participate in dividends nor entitled to a preference in the distribution of assets upon the voluntary or involuntary liquidation, dissolution or winding up of the Corporation.

          6(O) Automatic Conversion upon Public Offering. If at any time the Corporation shall effect a firm commitment underwritten public offering of shares of Common Stock pursuant to an effective registration statement in which (i) the net proceeds to the Corporation from such offering shall be at least $30,000,000 and (ii) the price paid by the public for such shares shall be at least $5.00 per share (appropriately adjusted to reflect the occurrence of any event described in Subparagraph 6(F) (a "Qualified Initial Public Offering")), then immediately prior to the closing of the sale of such shares by the Corporation pursuant to such public offering, all outstanding shares of Preferred Stock shall automatically convert to shares of Common Stock according to the provisions of Subparagraph 6(A).

     7. Redemption.

          7(A) Automatic Redemption. Unless the Series E Preferred has been converted into Common Stock or a Qualified Initial Public Offering has occurred on or prior to July 15, 2008, at the election of at least two-thirds of the outstanding shares of Series E Preferred Stock, the Corporation shall redeem all of the then issued and outstanding shares of Series E Preferred in three equal annual installments beginning on March 1, 2009 (such date being the "First Redemption Date," and each such date of redemption being a "Redemption Date"); provided that the Corporation shall not be obligated to redeem any holder's shares of Series E Preferred Stock, if, on or prior to the applicable Redemption Date, such holder elects to convert such holder's shares of Series E Preferred Stock into shares of Common Stock. On each Redemption Date, the Corporation shall redeem that number of outstanding shares of Series E Preferred Stock determined by dividing (i) the total number of shares of Series E Preferred Stock outstanding immediately prior to such Redemption Date, by (ii) the number of remaining Redemption Dates (including the Redemption Date to which such calculation applies). Upon any redemption of the Series E Preferred Stock under this Paragraph 7, the Corporation shall pay a redemption price for each share of Series E Preferred Stock redeemed pursuant to this Paragraph 7, which shall be the Series E Preferred Base Liquidation Preference Payment plus 10% per annum until such security is redeemed (the "Series E Redemption Price").

          7(B) Redemption Notice. Written notice of the redemption (the "Redemption Notice") shall be mailed by first class or registered mail, postage prepaid, to each holder of record of Series E Preferred Stock, at its post office address last shown on the records of the Corporation, or given by electronic communication in compliance with the provisions of the Delaware General Corporation Law, not less than 90 days prior to each Redemption Date. Each Redemption Notice shall state: (i) the number of shares of Series E Preferred Stock held by the holder that the Corporation shall redeem on the Redemption Date specified in the Redemption Notice;
     (ii) the Redemption Date, (iii) the Series E Redemption Price; (iv) the date upon which the holder's right to convert such


                            Spectra Systems Corporation Series E Preferred Stock
                                                 Certificate of Designation - 10
     shares terminates; and (v) that the holder is to surrender to the Corporation, in the manner and at the place designated, his or its certificate or certificates representing the shares of Series E Preferred Stock to be redeemed.

          7(C) Surrender of Certificates. On or before the applicable Redemption Date, each holder of shares of Series E Preferred Stock to be redeemed pursuant to this Paragraph 7 on such Redemption Date shall surrender the certificate(s) representing such shares to the Corporation at the office of the Corporation or of any transfer agent for the Series E Preferred Stock and thereupon the Series E Redemption Price for such shares as set forth in this Paragraph 7 shall be paid to the order of the person whose name appears on such certificate(s) as the owner thereof, and each surrendered certificate shall be canceled and retired. In the event that less than all of the shares of Series E Preferred Stock are redeemed, a new certificate representing the unredeemed shares of Series E Preferred Stock, as the case may be, shall promptly be issued.

          7(D) Rights Following Redemption. Subject to Subparagraph 7(E), below, from and after any Redemption Date, all rights of any holder with respect to those shares of Series E Preferred Stock being redeemed by the Corporation on such Redemption Date (including the right to conversion of such shares), except the right to receive the Series E Redemption Price per share of Series E Preferred Stock as herein provided, shall cease and terminate, and such shares of Series E Preferred Stock shall no longer be deemed to be outstanding, whether or not the certificates representing such shares have been received by the Corporation; provided, however, that, notwithstanding anything to the contrary set forth herein, (i) if the Corporation defaults in the payment of the Series E Redemption Price, the rights of such holder with respect to such shares of Series E Preferred Stock shall continue until the Corporation cures such default, and (ii) without limiting any other rights of a holder, upon the occurrence of a subsequent liquidation, with respect to the shares of Series E Preferred Stock in respect of which no payment of the Series E Redemption Price has been received by such holder, as if no prior Redemption Date had occurred.

          7(E) Insufficient Funds for Redemption. If (i) the funds of the Corporation legally available for redemption of the Series E Preferred Stock on any Redemption Date are insufficient to redeem the number of shares of Series E Preferred Stock to be so redeemed on such Redemption Date, (ii) redemption under this Paragraph 7 would directly result in the bankruptcy or insolvency of the Corporation, or (iii) this Paragraph 7 would cause the Corporation to cease to be able to continue as a going concern, the holders of shares of the Series E Preferred Stock shall be entitled to share ratably in any funds available for redemption of such shares based on the amount each holder is otherwise entitled to receive, and the Corporation shall redeem the remaining shares to have been redeemed as soon as practicable after the Corporation has funds available therefor.

          7(F) Other Redemptions or Acquisitions; No Sinking Fund. Neither the Corporation nor any subsidiary shall redeem or otherwise acquire any shares of Series E Preferred Stock, except as expressly authorized herein. The shares of Series E Preferred Stock are not subject to or entitled to the benefit of any sinking fund.

     8. Amendments. No provision of these terms of the Series E Preferred Stock may be amended or waived without the written consent or affirmative vote of the holders of at least two-thirds of the then outstanding shares of the Series E Preferred Stock.


                                      * * *

                            Spectra Systems Corporation Series E Preferred Stock
                                                 Certificate of Designation - 11